The Commonwealth of Massachusetts

                             William Francis Galvin
                          Secretary of the Commonwealth
              One Ashburton Place, Boston, Massachusetts 02108-1512


                            ARTICLES OF ORGANIZATION
                          (General Laws, Chapter 156B)

                                   ARTICLE I
                     The exact name of the corporation is:

                     Atlantic Preferred Capital Corporation

                                   ARTICLE II
          The purpose of the corporation is to engage in the following business activities:


                            See Attached Article II









Note: If the space provided under any article or item on this form is insufficient, additions shall be set forth on one side on separate 8 1/2 x 11 sheets of paper with a left margin of at least 1 inch. Additions to more than one article may be made on a single sheet so long as each article requiring each addition is clearly indicated.

                                  ARTICLE III

State the total number of shares and par value, if any, of each class of stock which the corporation is authorized to issue.


            WITHOUT PAR VALUE                               WITH PAR VALUE
----------------------------------------------------------------------------------------
TYPE                  NUMBER OF SHARES        TYPE      NUMBER OF SHARES     PAR VALUE
----------------------------------------------------------------------------------------
Common:                                      Common:          100             $0.01
----------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------
Preferred:                                  Preferred:      1,000             $0.01
----------------------------------------------------------------------------------------


                                   ARTICLE IV

If more than one class of stock is authorized, state a distinguishing designation for each class. Prior to the issuance of any shares of a class, if shares of another class are outstanding, the corporation must provide a description of the preferences, voting powers, qualifications, and special relative rights or privileges of that class and of each other class of which shares are outstanding and of each series then established within any class.

                            See Attached Article IV.


                                   ARTICLE V

The restrictions, if any, imposed by the Articles of Organization upon the transfer of shares of stock of any class are:

                            See Attached Article V.


                                   ARTICLE VI

**Other lawful provisions, if any, for the conduct and regulation of the business and affairs of the corporation, for its voluntary dissolution, or for limiting, defining, or regulating the powers of the corporation, or of its directors or stockholders, or of any class of stockholders.


                         See Attached Article VI A - VI E


**If there are no provisions state None.

Note: The preceding six articles are considered to be permanent and may ONLY be changed by filing appropriate Articles of Amendment.

Articles of Organization of Atlantic Preferred Capital Corporation Continuation Sheet


Article II. PURPOSE
----------  -------

     2.1 Purpose. The Corporation is being formed to engage in the real estate business and to engage in any other lawful act or activity for which corporations may be organized under the Massachusetts Business Corporation Law. The foregoing purposes shall be in no way limited or restricted by reference to, or inference from, the terms of any other clause of these Articles of Organization, and each shall be regarded as independent. The foregoing purposes are also to be construed as powers of the Corporation, and shall be in addition to and not in limitation of the general powers of corporations under the laws of the Commonwealth of Massachusetts. However, notwithstanding the foregoing and any other provisions of the Articles of Organization, the Corporation may be operated solely for the purpose of performing functions which Atlantic Bank & Trust Company or any successor is empowered to perform directly in accordance with Chapter 167F, ss. 2(7) of the General Laws of the Commonwealth of Massachusetts.

     2.2 Real Estate Investment Trust. Without limiting the generality of the foregoing purposes, business and objects, at such time or times as the Board of Directors of the Corporation determines that it is in the interest of the Corporation and its stockholders that the Corporation engage in the business of, and conduct its business and affairs so as to qualify as, a real estate investment trust (as that phrase is defined under Section 856 of the Internal Revenue Code of 1986, as amended (the "Code")), the purpose of the Corporation shall include engaging in the business of a real estate investment trust ("REIT"). This reference to such purpose shall not make unlawful or unauthorized any otherwise lawful act or activity that the Corporation may take that is inconsistent with such purpose.

Article IV. AUTHORIZED STOCK; RIGHTS AND PREFERENCES
----------- ----------------------------------------

     4.1 Common Stock.

         4.1.1 Dividend Rights. Whenever all accumulated dividends on the outstanding Preferred Stock for all previously Completed Periods have been paid or set apart for payment, the Board of Directors may pay or set apart for payment dividends on the Common Stock payable out of assets legally available therefor. For purposes of this Article IV, the term "Completed Period" shall mean each period commencing upon the completion of the prior Completed Period (or, in the case of the first such period, the original issuance of the Preferred Stock) and ending on the earliest of (a) the anniversary date of the completion of the prior Completed Period (or, in the case of the first Completed Period, the first anniversary date of the original issuance of the Preferred Stock); (b) the date of payment or setting aside for payment of the dividend with respect to the Preferred Stock which follows the dividend payment or setting aside with respect to the prior Completed Period (or, in the case of the first Completed Period, the date of declaration of the first dividend following the original issuance of the Preferred Stock); (c) the date upon which Preferred Stock of the Corporation is redeemed in accordance with Section 4.2.3 below; or
(d) any Liquidation Date (as defined in Section 4.2.5 hereof).

         4.1.2 Liquidation Rights. In the event of any voluntary or involuntary liquidation, dissolution, or winding-up of, or any distribution of the assets of, the Corporation, the assets of the Corporation shall be distributed to the holders of the Common Stock and the Preferred Stock, but as to the Preferred Stock only according to the terms of the Preferred Stock, including, without limitation, Section 4.2 hereof. Distributions may be made to holders of Common Stock of the Corporation prior to, contemporaneously with, or following any such distributions to the holders of Preferred Stock of the Corporation. Payment(s) to holders of the Common Stock of the Corporation pursuant to this Section 4.1.2 may be made in cash, in-kind, or in any combination thereof.

         4.1.3 Voting Rights. Except as otherwise specifically provided by law, all rights to vote and all voting power incident to the stock of the Corporation shall be vested exclusively in the holders of the Common Stock. Each share of Common Stock shall have one vote on matters to be voted upon by holders of Common Stock.

         4.1.4 Ranking. Although holders of Common Stock rank junior to holders of Preferred Stock as to dividends, nothing contained in these Articles of Organization shall preclude the holders of the Common Stock of the Corporation, subject to compliance with Section 4.2.2 hereof, from receiving dividends or other distributions prior to, contemporaneously with, or following any dividends or distributions being paid to the holders of Preferred Stock.

     4.2 Preferred Stock.

         4.2.1 Designation. The designation of the Preferred Stock shall be "8% Cumulative Non-convertible Preferred Stock." Shares of Preferred Stock shall have a total liquidation amount of $1,000 per share (the "Total Liquidation Amount"), to be distributed, in the event of a voluntary or involuntary dissolution, liquidation, or winding up of the Corporation, pursuant to Section
4.2.5 hereof. The Total Liquidation Amount less the aggregate amount of Liquidating Distributions (as defined in Section 4.2.5 hereof) previously paid per share at any time shall be referred to herein as the "Outstanding Liquidation Amount". From and after the time that the Outstanding Liquidation Amount is zero, or after a redemption in accordance with Section 4.2.3 hereof, the holders of shares of the Preferred Stock shall have no right or claim to any of the remaining assets of the Corporation.

         4.2.2 Dividend Rights. The holders of Preferred Stock shall be entitled to receive from the assets legally available therefor of the Corporation, when, as and if declared by the Board of Directors of the Corporation, dividends thereon at the annual rate of eight percent (8%) of the average daily Outstanding Liquidation Amount for the Completed Period with respect to which the dividend is to be paid, which dividends shall accumulate at, and only at, the completion of each Completed Period and be paid on such dates as may be determined by the Board of Directors. Dividends on the Preferred Stock shall be cumulative and, if not paid for any Completed Period, shall be paid together with all accumulated and unpaid dividends, but without interest thereon, before any dividends shall be paid (other than dividends payable in shares of stock of the Corporation) on the Common Stock of the Corporation. No interest, or sum of money in lieu of interest, shall be payable in respect of any accumulated but unpaid dividends.

         4.2.3 Redemption.

         (i) The Corporation may, at any time after the occurrence of a Tax Event (as defined below), redeem the Preferred Stock, in whole, but not in part, at a redemption price equal to the then Outstanding Liquidation Amount per share, plus an amount equal to any accrued and accumulated, but unpaid, dividends without interest thereon and including dividends accrued during the Completed Period ending on the date of such redemption, accrued to but excluding the date of such redemption (such amounts are to be payable whether or not the dividend has been declared). "Tax Event" means the receipt by the Corporation of an opinion of counsel in form and substance satisfactory to the Corporation to the effect that, as a result of (A) any amendment to, clarification of, or change (including any announced prospective change) in, the laws or treaties (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein affecting taxation, (B) any judicial decision, official administrative pronouncement, published or private ruling, regulatory procedure, notice or announcement (including any notice or announcement of intent to adopt such procedures or regulations) ("Administrative Action") or (C) any amendment to, clarification of, or change in the official position or the interpretation of such Administrative

Action or any interpretation or pronouncement that provides for a position with respect to such Administrative Action that differs from the theretofore generally accepted position, in each case, by any legislative body, court, governmental authority or regulatory body, irrespective of the manner in which such amendment, clarification or change is made known, which amendment, clarification, or change is effective or such pronouncement or decision is announced on or after the date of issuance of the Preferred Stock, that (a) dividends paid or to be paid by the Corporation with respect to the capital stock of the Corporation are not, or will not be, fully deductible by the Corporation for United States federal or Massachusetts income tax purposes or
(b) the Corporation is otherwise unable to qualify as a real estate investment trust pursuant to Section 856 of the Internal Revenue Code of 1986, as amended.

         (ii) In the event the Corporation shall redeem shares of Preferred Stock, notice of such redemption shall be given by first class mail, postage prepaid, mailed not less than 30 nor more than 60 days prior to the redemption date, to each holder of record of the shares to be redeemed, at such holder's address as the same appears on the stock register of the Corporation. Each such notice shall state: (A) the redemption date; (B) the redemption price; (C) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; and (D) that dividends on the shares to be redeemed will cease to accrue on the redemption date.

         (iii) Notice having been mailed as aforesaid, from and after the redemption date (unless default shall be made by the Corporation in providing money for the payment of the redemption price) dividends on the shares of Preferred Stock so called for redemption shall cease to accrue, and said shares shall no longer be deemed to be outstanding, and all rights of the holders thereof as stockholders of the Corporation (except the right to receive from the Corporation the redemption price) shall cease. Upon surrender in accordance with said notice of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors of the Corporation or a duly authorized committee thereof shall so require and the notice shall so state), such shares shall be redeemed by the Corporation at the redemption price aforesaid.

         (iv) The shares of Preferred Stock which shall at any time have been redeemed shall, after such redemption, have the status of authorized but unissued shares of Preferred Stock.

         4.2.4 Conversion. The holders of shares of Preferred Stock shall not have any rights to convert such shares into shares of any other class or series of capital stock or any other property of the Corporation or any affiliate thereof.

         4.2.5 Liquidation Rights. In the event of a voluntary or involuntary dissolution, liquidation or winding up of the Corporation, through the adoption of a plan of liquidation or otherwise, the holders of the shares of Preferred Stock shall be entitled to receive and to be paid out of the assets of the Corporation available for distribution to its stockholders with respect to each outstanding share of Preferred Stock (A) one or more liquidating distributions (each, a "Liquidating Distribution") totaling, on a per share basis, in the aggregate, the Total Liquidation Amount, plus (B) in conjunction with each Liquidating Distribution, an amount equal to any accrued and accumulated, but unpaid, dividends without interest thereon, including the dividend for the Completed Period ending on such Liquidation Date (as defined below). Dividend amounts shall be payable pursuant to clause (B) of the preceding sentence whether or not the dividend has been expressly declared. Each Liquidating Distribution shall be paid on such date (each, a "Liquidation Date"), and, subject to the foregoing aggregate distribution payment requirements, be in such amount (each, a "Liquidation Amount"), as the Board of Directors, or any duly authorized committee thereof, may, in its sole discretion, deem appropriate; provided, however, that in the event that the Total Liquidation Amount is paid on more than one Liquidation Date, then the Liquidation Amount paid on the last Liquidation Date must be equal to at least sixty percent (60%) of the Total Liquidation Amount. If immediately prior to the time of the final liquidation of the Corporation, the Outstanding Liquidation Amount is greater than zero, then the holders of the shares of Preferred Stock shall be entitled to receive, at the time of the final liquidation of the Corporation, the Outstanding Liquidation Amount plus an amount equal to any accrued and accumulated, but unpaid, dividends without interest thereon, including the dividend for the Completed Period ending on such date (such date, also a Liquidation Date). Payment(s) to holders of the Preferred Stock of the Corporation pursuant to this Section 4.2.5 may be made in cash only.

         4.2.6 Voting Rights. The holders of shares of Preferred Stock shall have no right to vote at any meeting of stockholders or otherwise and shall not be entitled to notice of any such meeting, except in each case as may be specifically required by law.

     4.3 No Preemptive Rights. No holder of Common Stock or of Preferred Stock shall be entitled as a matter of right to subscribe for or purchase, or have any preemptive right with respect to, any part of any new or additional issue of stock of any class whatsoever, or of securities convertible into any stock of any class whatsoever, whether now or hereafter authorized and whether issued for cash or other consideration or by way of dividend.

Article V. LIMITATIONS ON TRANSFER AND OWNERSHIP
---------- -------------------------------------

     5.1 Transferability. Subject to compliance with federal and state securities laws, the Preferred and Common Stock (the "Stock") shall be freely transferable by the record owner thereof; provided that any purported acquisition or transfer of Stock that would result in the disqualification of the Corporation as a REIT under the REIT Provisions (as defined in Section 5.2 hereof), including any acquisition or transfer that would cause the number of holders of the Corporation's stock to fall below one hundred (100) for purposes of calculating the number of beneficial owners under the REIT Provisions, shall be void ab initio, the intended transferee of such shares shall acquire no rights therein, and the transfer of such shares shall not be reflected on the Corporation's stock record books. The Board of Directors shall have the authority to determine, on as conservative a basis as it deems advisable pursuant to Section 5.6, whether any purported acquisition or transfer of Stock is subject to the provisions of this Section 5.1. For purposes of this Article V, a "transfer" of shares of Stock shall mean any sale, transfer, gift, bequest, hypothecation, pledge, assignment, or other disposition, whether voluntary or involuntary, by operation of law or otherwise.

     5.2 Stockholder Information. The stockholders shall upon demand of the Corporation disclose to the Corporation in writing such information with respect to direct and indirect ownership of the Stock as the Board of Directors in its discretion deems reasonably necessary or appropriate in order that the Corporation may (i) fully comply with all provisions of the Code relating to REITs, and all regulations, rulings and cases promulgated or decided thereunder (the "REIT Provisions") so as to ensure that the Corporation is deemed to be a REIT and (ii) fully comply with the requirements of any taxing authority or governmental agency.

     5.3 Transferee Information. Whenever it is deemed by it to be reasonably necessary to protect the tax status of the Corporation as a REIT under the REIT Provisions, the Board of Directors may require a statement or affidavit from each stockholder or proposed transferee of Stock setting forth the number of shares of Stock already owned by such proposed transferee and any related person specified in the form reasonably prescribed by the Board of Directors for that purpose. If, in the opinion of the Board of Directors, any proposed transfer may jeopardize the qualification of the Corporation as a REIT, the Board of Directors shall have the right, but not the duty, to refuse to permit the transfer of such Stock to the proposed transferee. All contracts for the sale or other transfer of Stock shall be subject to this provision.

     5.4 Redemptions. The Corporation has no obligation to redeem Stock, and the stockholders do not have the right to require the Corporation to redeem any of their Stock. If the Board of Directors deems it necessary or advisable for the Corporation to redeem any of the Stock of any stockholder in order to preserve the Corporation's qualification as a REIT under the REIT Provisions, the Corporation shall have the right to redeem such Stock at a price equal to its fair market value, as determined in the reasonable discretion of the Board of Directors.

     5.5 Severability. If any provision of this Article V or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction, the validity of the remaining provisions of this Article V shall not be affected and other applications of such provisions shall be affected only to the extent necessary to comply with the determination of such court. To the extent this Article V may be inconsistent with any other provision of these Articles of Organization, this Article V shall be controlling.

     5.6 Authority of the Board of Directors. Nothing else contained in this
Article V or in any other provision of these Articles of Organization shall limit the authority of the Board of Directors to take such action as it deems necessary or advisable to protect the Corporation and the interests of the stockholders by preservation of the Corporation's qualification as a REIT under the REIT Provisions. In applying the provisions of this Article V, the Board of Directors may take into account the lack of certainty in the REIT Provisions relating to the ownership of stock that may prevent a corporation from qualifying as a REIT and may make interpretations of the REIT Provisions and the relevant facts and circumstances on as conservative basis as the Board of Directors deems advisable to minimize or eliminate uncertainty as to the Corporation's continued qualification as a REIT.

Article VI A. LIMITATION OF LIABILITY OF DIRECTORS
------------- ------------------------------------

     6.1 No director of this Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director notwithstanding any provision of law imposing such liability; provided, however, that this Article shall not eliminate or limit any liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Sections 61 or 62 of the Massachusetts Business Corporation Law, or (iv) with respect to any transaction from which the director derived an improper personal benefit.

     6.2 If Massachusetts law is hereafter amended to authorize the further limitation of the legal liability of the directors of this Corporation, the liability of the directors shall then be deemed to be limited to the fullest extent then permitted by Massachusetts law as so amended. Any repeal or modification of this paragraph of this Article VI A which may hereafter be effected by the stockholders of this Corporation shall be prospective only, and shall not adversely affect any limitation on the liability of a director for acts or omissions prior to such repeal or modification.


Article VI B. TRANSACTIONS WITH INTERESTED PERSONS
------------- ------------------------------------

     6.1 Unless entered into in bad faith, no contract or transaction by this Corporation shall be void, voidable or in any way affected by reason of the fact that it is with an Interested Person.

     6.2 For the purposes of this Article, "Interested Person" means any person or organization in any way interested in this Corporation whether as an officer, director, stockholder, employee or otherwise, and any other entity in which any such person or organization or this Corporation is in any way interested.

     6.3 Unless such contract or transaction was entered into in bad faith, no Interested Person, because of such interest, shall be liable to this Corporation or to any other person or organization for any loss or expense incurred by reason of such contract or transaction or shall be accountable for any gain or profit realized from such contract or transaction.

     6.4 The provisions of this Article shall be operative notwithstanding the fact that the presence of an Interested Person was necessary to constitute a quorum at a meeting of directors or stockholders of this Corporation at which such contract or transaction was authorized or that the vote of an Interested Person was necessary for the authorization of such contract or transaction.

Article VI C. STOCKHOLDERS' MEETINGS
------------- ----------------------

     Meetings of stockholders of this Corporation may be held anywhere in the United States.


Article VI D. AMENDMENT OF BY-LAWS
------------- --------------------

     The By-Laws may provide that the Board of Directors as well as the stockholders may make, amend or repeal the By-Laws of this Corporation, except with respect to any provision thereof which by law, by these Articles or by the By-Laws requires action by the stockholders.


Article VI E. ACTING AS A PARTNER
------------- -------------------

     This Corporation may be a partner in any business enterprise which it would have power to conduct by itself.

                                  ARTICLE VII

The effective date of organization of the corporation shall be the date approved and filed by the Secretary of the Commonwealth. If a later effective date is desired, specify such date which shall not be more than thirty days after the date of filing.


                                  ARTICLE VIII

The information contained in Article VIII is not a permanent part of the Articles of Organization.

a. The street address (post office boxes are not acceptable) of the principal office of the corporation in Massachusetts is:

     101 Summer Street, Boston, Massachusetts 02110

b. The name, residential address and post office address of each director and officer of the corporation is as follows:

                  NAME             RESIDENTIAL ADDRESS              POST OFFICE ADDRESS
President:    Richard Wayne        25 Trailside Road                        same
                                   Weston, MA 02193

Treasurer:    John L. Champion     24 Wethersfield Drive                    same
                                   Andover, MA 01810

Clerk:        Bradley M. Shron     38 Robert Frost Road                     same
                                   Sudbury, MA 01776

Directors:    Nicholas W. Lazares  255 Adams Street
                                   Milton, MA 02186

              Richard Wayne        same as above                            same

              John L. Champion     same as above                            same


c. The fiscal year (i.e., tax year) of the corporation shall end on the last day of the month of: December

d. The name and business address of the resident agent, if any, of the corporation is: None


                                   ARTICLE IX

By-laws of the corporation have been duly adopted and the president, treasurer, clerk and directors whose names are set forth above, have been duly elected.


IN WITNESS WHEREOF AND UNDER THE PAINS AND PENALTIES OF PERJURY, I/we, whose signature(s) appear below as incorporator(s) and whose name(s) and business or residential address(es) are clearly typed or printed beneath each signature do hereby associate with the intention of forming this corporation under the provisions of General Laws, Chapter 156B and do hereby sign these Articles of Organization as incorporator(s) this 17th day of March, 1998.


                         /s/ Gregory J. Lyons
                         ------------------------------------------
                             Gregory J. Lyons, Esq.
                             c/o Goodwin, Procter & Hoar LLP
                             53 State Street, Boston, MA 02109
                             617/570-1329


Note: If an existing corporation is acting as incorporator, type in the exact name of the corporation, the state or other jurisdiction where it was incorporated, the name of the person signing on behalf of said corporation and the title he/she holds or other authority by which such action is taken.

                       THE COMMONWEALTH OF MASSACHUSETTS

                            ARTICLES OF ORGANIZATION
                          (General Laws, Chapter 156B)

================================================================================

I hereby certify that, upon examination of these Articles of Organization, duly submitted to me, it appears that the provisions of the General Laws relative to the organization of corporations have been complied with, and I hereby approve said articles; and the filing fee in the amount of $200 having been paid, said articles are deemed to have been filed with me this 20th day of March, 1998.

Effective date: _________________________________________

                /s/ William Francis Galvin


                             WILLIAM FRANCIS GALVIN
                         Secretary of the Commonwealth

             I hereby approve the within articles of organization.

     3/30/98                  /s/  Thomas J. Curry
     -------                  ----------------------------
     Date                         Commissioner of Banks

FILING FEE: One tenth of one percent of the total authorized capital stock, but not less than $200.00. For the purpose of filing, shares of stock with a par value less than $1.00, or no par stock, shall be deemed to have a par value of $1.00 per share.


                         TO BE FILLED IN BY CORPORATION
                      Photocopy of document to be sent to:

                           Gregory J. Lyons, Esq.
                --------------------------------------------
                           Goodwin, Procter & Hoar LLP
                --------------------------------------------
                           53 State Street, Boston, MA 02109
                --------------------------------------------
                Telephone: 617/570-1329
                           ---------------------------------